Exhibit 99.1

Investor Contact:

Asher Dewhurst

Westwicke Partners

QuorumHealth@Westwicke.com / (443) 213-0500

QUORUM HEALTH CORPORATION, COMMUNITY HEALTH SYSTEMS AGREE TO TERMINATE SHARED SERVICE CENTERS TRANSITION SERVICES AGREEMENT

BRENTWOOD, Tenn. (September 23, 2019) – Quorum Health Corporation (NYSE: QHC) and Community Health Systems, Inc. (“CHS”) today announced that they have reached an agreement to terminate the companies’ Shared Service Centers Transition Services Agreement (or “SSC TSA”) that includes business office services.

The SSC TSA has been in place since Quorum Health’s spin-off in 2016. The companies have agreed to terminate the agreement by October 1, 2019.

“This represents an important and logical next step for our company,” said Quorum Health’s CEO Bob Fish. “I’m appreciative of the hard work and collaboration occurring daily between our team and CHS to make these transitions as smooth as possible for both organizations.”

Quorum Health announced earlier this year the selection of R1 RCM to provide end-to-end revenue cycle management services which will include services previously provided through the SSC TSA.

About Quorum Health Corporation

Quorum Health Corporation is an operator of general acute care hospitals and outpatient services in the United States. Through its subsidiaries, the Company owns, leases or operates a diversified portfolio of 26 affiliated hospitals in rural and mid-sized markets located across 14 states with an aggregate of 2,458 licensed beds. The Company also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business. More information about Quorum Health Corporation can be found at www.quorumhealth.com.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. CHS, through its subsidiaries, owns, leases or operates 103 affiliated hospitals in 18 states with an aggregate of approximately 17,000 licensed beds. CHS’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in CHS are traded on the New York Stock Exchange under the symbol “CYH.” More information about CHS can be found on its website at www.chs.net.

The terms “QHC,” “Quorum Health,” “the Company,” “we,” “us” or “our” refer to Quorum Health Corporation or one or more of its subsidiaries or affiliates as applicable.

-END-